UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

SOURCEFIRE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-33350	52-2289365
(Commission File No.)	(IRS Employer Identification No.)

9770 Patuxent Woods Drive

Columbia, Maryland 21046

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 410-290-1616

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Annual Incentive Plan

At the 2013 Annual Meeting of Stockholders of Sourcefire, Inc. (the “Company”) held on June 6, 2013, the Company’s stockholders approved the Company’s Executive Annual Incentive Plan (the “Executive Annual Incentive Plan”).

In April 2013, the Company’s Board of Directors (the “Board”) adopted the Executive Annual Incentive Plan, subject to stockholder approval, to be effective as of January 1, 2014, under which the Company’s executive officers and other participating employees may earn incentive cash bonus awards based on the achievement of goals relating to Company or individual performance. Stockholder approval of the Executive Annual Incentive Plan is intended to satisfy the stockholder approval requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which governs the Company’s ability to take deductions for compensation provided to specific senior executives. Additional information regarding the results of the Company’s Annual Meeting of Stockholders is set forth below under Item 5.07 of this Current Report on Form 8-K.

Description of the Executive Annual Incentive Plan

Administration. The Executive Annual Incentive Plan will be administered by the Compensation Committee of the Board (the “Compensation Committee”) or such other committee designated by the Board that consists solely of two or more directors, each of whom are “outside directors” for purposes of Section 162(m).

Eligibility. Pursuant to the terms of the Executive Annual Incentive Plan, the Compensation Committee designates the executive officers and other participating employees that are eligible to receive cash awards based upon the attainment of performance goals established by the Compensation Committee over the applicable performance period. For 2014, the Company estimates that approximately eight people will be eligible to participate in the Executive Annual Incentive Plan.

Performance Goals. The amounts earned under the plan will be based on the degree of achievement of performance goals selected by the Compensation Committee, with performance measured over specified performance periods. The performance periods will be determined by the Compensation Committee. Performance goals will provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin or operating margin contribution, (e) gross margin or gross margin contribution, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) sales or bookings, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) return on capital invested, (t) stockholders’ equity, (u) income before income tax expense, (v) residual earnings after reduction for certain compensation expenses, (w) net income, (x) profitability of an identifiable business unit or product, (y) earnings before interest, taxes and depreciation (EBITD), (z) earnings before interest, taxes, depreciation and amortization (EBITDA), (aa) net cash provided by operating activities, (bb) free cash flow, which is calculated as net cash provided by operating activities minus capital expenditures, (cc) adjusted net income, which is calculated as net income minus stock-based compensation expense, amortization of acquisition-related intangible assets and other acquisition-related expenses and may be further adjusted to reflect an assumed tax rate of 35% or such other rate as determined by the Compensation Committee, (dd) adjusted net income per share, (ee) adjusted operating income, which is calculated as net income or loss before interest income or expense, income taxes and non-cash stock-based compensation expense and excludes amortization of acquisition-related intangible assets and other acquisition-related expenses, and (ff) adjusted operating margin, which is adjusted operating income as a percentage of total revenue.

Performance goals used for awards that are not intended to qualify as performance-based compensation for purposes of Section 162(m) may also be based on individual objectives and any other goals established by the Compensation Committee. The Compensation Committee may also take into account individual objectives and any other goals established by the Compensation Committee when exercising negative discretion (to reduce or eliminate the amount payable pursuant to an award) with respect to awards that are intended to qualify as performance-based compensation. The performance goals may be applicable to the Company and/or any of its subsidiaries or individual business units or an individual participant or team and may differ from participant to participant. Performance goals may be expressed in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

To the extent a performance goal relates to an award that is intended to qualify as performance-based compensation for purposes of Section 162(m), the performance goal will be objectively determinable. The Compensation Committee will have the authority to make appropriate adjustments in performance goal(s) to take into account any of the following events that occur during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for discontinued operations, reorganization and restructuring programs, (e) stock-based compensation charges, (f) amortization of acquisition-related intangible assets and other acquisition related expenses, and/or (g) the impact of any other unusual, non-recurring or otherwise extraordinary items not reflected in such goals. Any such adjustments relating to awards that are intended to qualify as performance-based compensation will be pre-approved in a manner intended to satisfy the pre-approval requirements under Section 162(m).

Each year, the Compensation Committee will establish (i) the target award opportunities under the Executive Annual Incentive Plan for each participant; (ii) the performance goals for each participant; and (iii) the weight of each performance goal in calculating a participant’s award. Awards will then be determined based on a comparison of actual performance to the performance goals during the performance period. A participant may earn his or her target bonus award if the performance goals for such participant are achieved. If performance goals are exceeded, the participant may earn an award greater than the target award. However, if performance goals are not met, the participant may earn an award, if any, that is less than the target award.

The maximum award amount that may be paid to any executive under the Executive Annual Incentive Plan for any given year during the performance period shall be $3,000,000.

Amendment and Termination. The Board may amend or terminate the Executive Annual Incentive Plan at any time, and the Compensation Committee may alter the terms and conditions under which the bonus awards are set, calculated, or paid. The Compensation Committee also retains the discretion to eliminate or reduce (or, with respect to awards other than awards intended to qualify as performance-based compensation, increase) any award that would otherwise be payable pursuant to the Executive Annual Incentive Plan.

Plan Benefits. No awards have been granted under the Executive Annual Incentive Plan. Any future awards under the Executive Annual Incentive Plan will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the Executive Annual Incentive Plan will depend on a number of factors, as discussed above. Consequently it is not possible to determine the benefits that might be received by participants under the Executive Annual Incentive Plan.

The foregoing description of the Executive Annual Incentive Plan is not complete and is qualified in its entirety by reference to the Executive Annual Incentive Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Annual Meeting of Stockholders

At the 2013 Annual Meeting of Stockholders of the Company held on June 6, 2013, the Company’s stockholders voted on each of the four matters, as proposed in the proxy materials filed with the Securities and Exchange Commission on April 24, 2013, as follows:

Election of Directors

John C. Becker, Kevin M. Klausmeyer and Arnold L. Punaro were elected as directors of the Company to serve until the 2016 Annual Meeting of Stockholders as follows:

	For	Withheld	Broker Non-Votes
John C. Becker	24,105,781	1,869,050	2,082,649
Kevin M. Klausmeyer	25,409,867	564,964	2,082,649
Arnold L. Punaro	24,365,764	1,609,067	2,082,649

Approval of Executive Annual Incentive Plan

The Company’s stockholders approved the Executive Annual Incentive Plan, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, as follows:

For	Against	Abstain	Broker Non-Votes
25,324,409	627,567	22,855	2,082,649

Additional information regarding the Executive Annual Incentive Plan can be found under Item 5.02 of this Current Report on Form 8-K.

Advisory Vote on Executive Compensation

The Company’s stockholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure, as follows:

For	Against	Abstain	Broker Non-Votes
25,829,701	118,648	26,482	2,082,649

Ratification of Selection of Independent Auditors

The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013 was approved as follows:

For	Against	Abstain
27,652,838	382,904	21,738

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Sourcefire, Inc. Executive Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2013	SOURCEFIRE, INC.

	By:	/s/ Douglas W. McNitt
Douglas W. McNitt
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Sourcefire, Inc. Executive Annual Incentive Plan